Exhibit 6.03

                                LICENSE AGREEMENT


         THIS AGREEMENT is made effective as of the 31st day of October, 1998 (the "Effective Date"), by and between ID Technologies Corporation, a North Carolina corporation, having a place of business and address of 2506 West Nash Street, Suite C, Wilson, North Carolina 27893 (the "Licensor"), and Revolution Labs, Inc. a Colorado corporation, having a place of business and address of 131 West 10th Avenue, Denver, Colorado 80204 (the "Licensee") (together, the "Parties").

         WHEREAS, Licensor owns all right, title and interest in United States Patent No. 5,623,552 (the `552 Patent), dated April 22, 1997, and entitled "Self-Authenticating Identification Card With Fingerprint Identification".

         WHEREAS, Information Resources Engineering, Inc. (IRE) located at 8029 Corporate Drive, Baltimore, Maryland 21236, has a strong background in technologies relating to the design, development, and manufacture of products which can incorporate and has incorporated in such products with the cooperation of Licensor the self-authenticating fingerprint identification technology as described and claimed in the `552 Patent of Licensor.

         WHEREAS, the aforementioned IRE owns rights to inventions and patents pertaining to the same technology as that described and claimed, in the `552 Patent, and may own future inventions and patents pertaining thereto.

         WHEREAS, Licensor has entered into an agreement granting IRE a license under the `552 Patent in a defined exclusive field and has obtained from IRE an exclusive license in the Field of License (defined below) to receive IRE technology and use and practice IRE's present and future IRE inventions and patent(s) (hereinafter referred to as "IRE Technology") for the full terms thereof to the full extent to which they pertain to the subject matter described and claimed in the `552 Patent and has further obtained from IRE the exclusive right to sublicense such IRE Technology in said Field of License to the Licensee.

         WHEREAS, Licensor and IRE recognize that because of the complexity and extensive potential applications of the technology covered by the `552 Patent it will be desirable and mutually beneficial to all the parties that Licensor coordinate the transfer of technology related to application of the '552 Patent technology and that there be established Technology Development Partners (defined below) to assist in the development and application of the technology covered by the '552 Patent and that both IRE and Licensee will usefully serve the role of being such a Technology Development Partner.

         WHEREAS, Licensor anticipates obtaining from time to time from Technology Development Partners certain additional technology and intellectual property rights associated with and supportive of the practice of the '552 Patent.

         WHEREAS, Licensor desires to license to Licensee the '552 Patent and also the IRE Technology, and Technology Development Partner Technology to facilitate Licensee's application of the `552 Patent technology, and Licensee desires to receive such license, technology and assistance pursuant to the terms of this Agreement.
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         NOW, THEREFORE, the Parties agree that for and in consideration of the mutual covenants contained herein, and in consideration of the Initial Payment (hereinafter defined) and other good and valuable considerations each to the other have paid, the receipt and sufficiency of which is acknowledged the Parties have covenanted and agreed, and do hereby covenant and agree as follows:

                                1.0 DEFINITIONS

1.1 "System" means Licensor's fingerprint identification technology described and claimed in the `552 Patent and the Licensor Technology (defined below).

1.2 "Licensed Patents" means the `552 Patent and other patents licensed to Licensee hereunder.

1.3 "Subsidiary" means a corporation, company or other entity more than fifty percent of whose outstanding shares or securities (representing the right, other than as affected by events of default, to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled directly by a corporation, company or other entity which is a party to this Agreement (either by Licensee or the Licensor), so long as such ownership or control exists.

1.4 "Technology Development Partner" (hereinafter referred to as "TDP") means any individual, corporation, association, or other entity, other than Licensor or a Subsidiary thereof, with whom Licensor is now or hereafter becomes associated and to whom Licensor grants a license under the '552 Patent and from whom the Licensor acquires or has the right to acquire rights to certain of the TDP's intellectual property for incorporation into the System.

1.5 "TDP Technology" means inventions, patents and other technology developed by IRE or another TDP and licensed or otherwise transferred to Licensor for incorporation into the System and with respect to which Licensor has the right to license others.

1.6 "Licensee Technology" means presently existing or future developed inventions, patents, and technology of Licensee relating to the subject matter of the '552 Patent and licensed or otherwise transferred to Licensor pursuant to this Agreement.

1.7 "IRE" means Information Resource Engineering, Inc., who shall be treated as a Technology Development Partner of Licensor.

1.8 "Licensor Affiliate" shall mean a Subsidiary or Technology Development Partner of Licensor.

1.9 "Licensor Technology" means and includes the Licensed Patents as well as all present and future intellectual property including rights in inventions, patents, trade secrets, copyrights and other technology, and any portion thereof, associated with or supportive of use of the System, which Licensor owns or is authorized to license or otherwise transfer to Licensee under this Agreement and which Licensee receives either from Licensor, IRE or a TDP with Licensor's assistance, and includes present and future IRE

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         Technology, TDP Technology and Licensor Affiliate Technology as well as other technology acquired by Licensor with respect to which Licensor has the right to license.

1.10 "Field of License" means identification, access, and security cards, associated systems and equipment of whatever type used for:

         United States FAA approved airline and airport facilities throughout the world, in particular, for airline and airport personnel identification and security systems. The Licensee's Field of License does not include general purpose credit and debit cards (Visa, MasterCard, American Express, Discover Card, Carte Blanche, Diners Club, etc.) or general purpose bank-issued cards of various forms, and also does not include use of the System for internet security.

1.11 "Licensed Product" means any product or component of a product which incorporates some or all of Licensor's Technology, or whose manufacture, sale or use would infringe directly, contributorily, or by inducement any claim of the '552 Patent or any other patent licensed hereunder.

1.12 (i) "Net Sales" means a) in the context of an arms-length transaction for monetary consideration, the gross sums received by Licensee for the sale or other transfer of Licensed Products or for the sublicense or other transfer of the Licensor Technology, after applying credits for freight, taxes, refunds, discounts, returns, and bad debts but without any credit or deduction for commissions or broker fees paid by Licensee, except as provided pursuant to Article 1.12(ii); b) in the context of an arms-length transaction for non-monetary consideration, the fair market value of the consideration received by Licensee in exchange for the sale or other transfer of Licensed Products or for the sublicense or other transfer of the Licensor Technology; c) in the context of an arms-length transaction in which the Licensee combines or includes Licensed Products in a commercial offering whereby the pricing of the Licensed Products is some part of a greater total price, the gross sums received by the Licensee, after applying credits for freight, taxes, refunds, discounts, returns, and bad debts, attributed to the sale or other transfer of the Licensed Products. In the event that Licensed Products are disposed of in a manner other than an arms-length transaction for money or other consideration, Net Sales shall be measured by the price at which sales or other transfers of similar Licensed Products are sold at arms-length by the Licensee.

         (ii) Where Net Sales is to be determined for the sublicense or other transfer of the Licensor Technology, as opposed to the sale or other transfer of Licensed Products, Net Sales shall be further reduced by the amount of fees Licensee pays to independent, third-party brokers in such transactions.

         (iii) Where Net Sales is to be determined pursuant to foregoing subparagraph (i)(c) of this Article 1.12, that portion of the total price of the commercial offering attributed to the sale or other transfer of the Licensed Products shall be determined by agreement of the Parties, assisted by their accounting professionals. Should the Parties not agree within thirty (30) days from their initial discussions regarding a particular commercial offering, then the Parties agree that the matter shall be decided by a panel of accounting

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         professionals, whose decision shall be binding on the Parties. The panel shall consist of one accounting professional selected by each of the Parties. If, within fifteen days of submission of the dispute to the panel, the panel cannot agree, the panel members are authorized to select a third accounting professional, acceptable to each panel member, to assist in determining what portion of the total price should be attributed to sale of the Licensed Products. The expanded panel shall decide the issue by a simple majority, within fifteen (15) days of the addition of the third panel member. Each party shall pay one-half the cost of forming the panel and obtaining a final panel decision.

1.13 "Authorized Source" means a company selected by Licensor to manufacture the Licensed Product or a company selected by Licensee with Licensor's written approval pursuant to Article 4.2.below.

1.14 The Recitals set forth in the,"Whereas" provisions on pages 1 and 2 of this Agreement are incorporated herein by reference and are made a part of this Agreement herein.

                        2.0 GRANT OF TECHNOLOGY LICENSE

         Licensor hereby grants and conveys to Licensee, subject to the express limitations of this Agreement, a license to test, experiment with and use the First Prototype referred to in Article 3.0 below and upon accepting said First Prototype and making the Production Start-up Payment called for by Article 9.0, a worldwide exclusive license to make, use, sell, sublicense, or otherwise transfer the System or any component thereof in the Field of License but only in the Field of License, to use such certification mark(s), trademark(s) and/or other marking(s) on Licensed Products pursuant to Article 14, and to disclose the System to its Authorized Sources and others necessary for its practice by Licensee and its sublicensees, subject, however, to the confidentiality duty set forth in Article 22. Except as provided by Article 8.4, Licensor acknowledges and agrees that it will not grant any rights in the Field of License to any person other than Licensee, nor will Licensor itself exercise any rights in the Field of License with regard to the System.

 3.0 DEVELOPMENT OF FIRST PROTOTYPE OF SYSTEM AND NINETY DAY ACCEPTANCE PERIOD

3.1 Immediately upon this Agreement coming into effect and receipt by Licensor of the Initial Payment called for in Article 9.0, Licensor shall use its best efforts to produce or have produced for Licensee and deliver to Licensee within one (1) year of the Effective Date a first prototype (First Prototype) of the System in the form described below:

                  The First Prototype shall be a card, which uses the System to function as a self-contained verification process to enable and disable access to information or data stored in a magnetic strip or smart chip on the card. The First Prototype shall be of standard credit card dimensions, appearance and durability, and, specifically, shall have a thickness of 32 millimeters on all portions of the card. The First Prototype shall be functional in all standard magnetic strip and Veri-Phone type readers must perform with an accuracy of one percent (1%) or less false acceptances and one

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                  percent (1%) or less false rejections. The First Prototype shall be a card which could be made available to Licensee, at its option, at a price of no more than $20.00 per card for orders of 100,000 cards or more. The card shall meet current ISO 7816 standards, except for flexibility in the biometric sensing area of the card. Notwithstanding the foregoing, development of the First Prototype shall not obligate Licensee to purchase cards in any minimum quantity.

3.2 Licensee shall have ninety (90) days from the date it receives both i) the First Prototype meeting the specification set forth in Article 3.1, and ii) the name of one Authorized Source as provided in Article 4.1, to accept such First Prototype. Acceptance of the First Prototype by Licensee pursuant to Article 3.3 below shall entitle Licensee to make the First Production Start-Up Payment called for by Article 9.1.2. In the event that Licensee fails to accept the First Prototype and make the aforesaid First Production Start-Up Payment within the aforesaid ninety (90) day acceptance period, this License Agreement shall automatically terminate, all rights granted to Licensee hereunder shall revert to Licensor and Licensee shall be obligated to immediately return to Licensor said First Prototype and all confidential information received from Licensor or a TDP.

3.3 Acceptance of the First Prototype shall be effective upon Licensee tendering to Licensor the Production Start-Up Payment described in
         Article 9.1.2 in cash or certified funds.

3.4 If within one (1) year of the effective date of this Agreement Licensor has not delivered the First Prototype to Licensee, this License Agreement shall terminate.

                   4.0 AUTHORIZED SOURCE OF LICENSED PRODUCT

4.1 AUTHORIZED SOURCE LIST. Licensor shall provide Licensee within one (1) year from the Effective Date of this Agreement the name and address of at least one company with the expertise, skill, and knowledge to manufacture and produce Licensee's designated ones of the Licensed Products within Licensee's Field of License according to Licensee's specifications and which Licensee is prepared to develop and market.

4.2 ADDITIONAL AUTHORIZED SOURCES. At any time during the term of this Agreement, the Licensee may request adding to the list of Authorized Sources one or more manufacturers of Licensed Products within Licensee's Field of License. Such request shall affirmatively state that the Licensee has investigated the proposed source and has an adequate basis for believing that the proposed source can manufacture the particular Licensed Product of interest to the Licensee to such standards of quality and grade at least equal to and in all respects not less reliable than the Authorized Sources identified in Article
         4.1. Licensor, not more than thirty (30) days after it receives the proposed Additional Authorized Sources from Licensee, shall advise Licensee with respect to such request, and shall not unreasonably reject such proposed source. In the event that the Licensor shall fail to reply within said 30 days, the proposed additional source shall be deemed an Authorized Source.

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4.3      PROCUREMENT. Licensee shall procure the Licensed Product only from an
         Authorized Source.

4.4 SAMPLES. With regard to Authorized Sources selected by Licensee, the Licensee shall, at any time requested by the Licensor, either provide to the Licensor random samples of the Licensed Product from each such Authorized Source, or enable the Licensor to enter the Licensee's premises, following reasonable notice, during the Licensee's ordinary business hours and inspect the Licensed Product supplied by such Authorized Source(s).

4.5 LICENSEE NOT OBLIGATED TO PURCHASE FROM PERSONS SELECTED BY LICENSOR. The Licensee acknowledges that it is not required to obtain the product from any person affiliated with the Licensor, and that it has a full and sufficient opportunity to seek out alternative sources of the product and will take such advantage of that opportunity as it independently elects, relying exclusively on its own business judgment and not on the recommendation of the Licensor for that purpose. The Licensee further warrants that it will conduct its own inspection of any Authorized Source whose identity is provided to the Licensee by the Licensor, will independently determine the capability and quality of such Authorized Source to meet the requirements of the Licensee and will not rely on the judgment of the Licensor for that purpose. The Licensor makes no warranty or representation whatsoever as to the capabilities or performance of any Authorized Source, and expressly disclaims all such warranties and representations.

                 5.0 LICENSEE'S RIGHT TO PROPOSE SPECIFICATIONS

         The Licensee shall have the right to propose modifying Licensed Product specifications in a manner that would permit the Licensed Product to better service customers in the Field of License. Licensor has the right to reject such modifications, if such modified specifications call for a Licensed Product of a lesser grade or quality than desired by Licensor or a Licensed Product likely to impair consumer acceptance of the Licensed Products.

               6.0 DEVELOPMENT OF PROTOTYPES OF LICENSED PRODUCTS

6.1 Upon selection of an Authorized Source for the first selected Licensed Product within Licensee's Field of License which Licensee stands ready to procure, develop and market in commercial quantities, Licensee shall promptly and forthwith proceed to procure such selected Licensed Product in prototype form from such Authorized Source, and upon procurement thereof provide Licensor with a sample thereof.

6.2 Licensor shall within twenty-one (21) days after receipt of a sample of Licensee's first selected Licensed Product in a prototype form suitable for reproduction in commercial quantities promptly notify Licensee of its approval or disapproval thereof. In the event that the Licensor shall fail to reply within said twenty-one (21) days, the proposed prototype form shall be deemed to be approved by Licensor. In the event of approval, Licensee shall use its best efforts to commence production, marketing and sale of such first selected Licensed Product throughout the Field of License. In the event of disapproval, Licensor shall inform Licensee of the reasons therefore and Licensee shall promptly take such steps to improve such prototype of the first selected Licensed Product and shall again submit such prototype to Licensor for approval in accordance with the terms of this Article 6.2.

6.3 After introduction and marketing of the first selected Licensed Product as referred to above, Licensee shall proceed to select the next and subsequent Licensed Products in the same manner as set forth above and shall again submit such prototype to Licensor for approval in accordance with the terms of this Article 6.2.

               7.0 WARRANTIES AND REPRESENTATIONS OF THE PARTIES

7.1      Licensors Warranties and Representations

         7.1.1    Licensor Technology.

                  a. The Licensor warrants that it is the sole and exclusive owner of all right, title and interest in Letters Patent of the United States, No. 5,623,552 dated April 22, 1997, and entitled "Self Authenticating Identification Card With Fingerprint Identification," and has the sole and exclusive right to grant licenses to others to manufacture, use, and sell, products covered by the patent, and further warrants that it has the right to license the System to Licensee pursuant to the terms of this Agreement.

                  b. Licensor also warrants that it has obtained from IRE a non-exclusive license in the Field of License to receive IRE Technology and use and practice IRE's present and future IRE inventions and patent(s) for the full terms thereof to the full extent to which they pertain to the subject matter described and claimed in the '552 Patent and has further obtained from IRE the right to sublicense such IRE Technology in said Field of License to the Licensee, and that such IRE Technology is covered by the royalty rate identified in Article 9.3

                  c. Licensor fully warrants and shall warrant throughout the term of this Agreement that it has full, unrestricted right to grant to Licensee the rights granted in Article 2.0, including without limitation the right to grant a license to make, use, sell, sub-license, or otherwise transfer the TDP Technology which is or shall be incorporated into the System.

         7.1.2 Prosecution of Licensor Patents. Licensor shall maintain the '552 Patent and any other presently or future existing United States or foreign patents owned by Licensor and relating to the System.

         7.1.3 Licensor Best Efforts. Licensor shall use its best efforts to develop, improve, enhance and commercialize the System through its dealings with Subsidiaries, Licensees, and Technology Development Partners.

         7.1.4 LICENSOR EMPLOYEES. Licensor represents and warrants that it shall require its employees to assign to Licensor all intellectual property rights to the inventions developed by its employees relating to the System.

         7.1.5 DEFENDING FIELD OF LICENSE. Licensor shall assist Licensee to defend against any other of Licensor's Licensees of the System ("other Licensees") from using, practicing, selling, or transferring the System in Licensee's Field of License.

         7.1.6 DUE ORGANIZATION, GOOD STANDING, AUTHORITY OF LICENSOR. Licensor is a corporation duly organized, validly existing, and in good standing under the laws of North Carolina. Licensor has full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensor's knowledge, Licensor is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

         7.1.7 LICENSE NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED APPROVALS OBTAINED.

                  7.1.7.1 To the best of Licensor's knowledge, the execution delivery, and performance of this License by Licensor will not (a) violate or require any registration, qualification or filing under, (i) any law, statute, ordinance, rule or regulation ("Laws") of any federal, state or local government ("Governments") or any agency, bureau, commission or instrumentality of any Governments, or (ii) any judgment, injunction, order, writ or decree or any court, arbitrator, or Government.

                  7.1.7.2 The execution, delivery, and performance of this License by Licensor will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, license or any instrument or agreement to which the Licensor is a party or is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, or government by which the Licensor or any of its assets or properties is bound.

         7.1.8 LEGAL PROCEEDINGS-LICENSOR. To the best of Licensor's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any other person (i) pending to which the Licensor is a party, (ii) threatened against or relating to the Licensor or any of the Licensor's assets or businesses, (iii) challenging the Licensor's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensor with respect to the System, and there is no basis for any such action, suite, proceeding, claim, arbitration, or investigation.

7.2      LICENSEE'S WARRANTIES AND REPRESENTATIONS

         7.2.1 LICENSEE'S BEST EFFORTS. Licensee represents and warrants to use its best efforts to proceed diligently with its development, improvement, enhancement, manufacture and sale of the Licensed Products and System throughout the Field of License in accordance with the terms of this Agreement. Licensee shall at its cost and expense use its best efforts and all due diligence to energetically and aggressively develop the market for the Licensed Products in the Field of License, to promote the sale, sublicense, and use of the Licensed Products and to enhance the reputation and goodwill associated with the Licensed Products. In connection with its obligations under this Article 7.2.1, Licensee shall maintain facilities of a nature and style suitable in the Field of License to facilitate the marketing, distribution, sale, and sublicensing of the Licensed Products; shall provide aggressive, dedicated, continuous representation throughout the Field of License by means of sales and support staff sufficient in number, qualifications, and training to aggressively and effectively promote, market, and service the Licensed Products.

         7.2.2 LICENSEE TECHNOLOGY. Licensee represents and warrants in recognition of mutual benefits to be derived by Licensee, Licensor and the TDPs that it shall grant to the Licensor a nonexclusive, royalty free license, with the right to sublicense, to make, use, and sell outside the Field of License any Licensee made improvement or enhancement to the fingerprint card that is the Licensed product of this Agreement. With regard to technology developed by Licensee, Licensee represents and warrants that it shall have the sole and exclusive right to grant the license to manufacture, use, sell, and otherwise transfer Licensee's Technology relating to the System to Licensor. It is understood and agreed that the nonexclusive, royalty free license to Licensor under this
                  Article 7.2.2 is intended to apply to only those improvements and enhancements to the fingerprint card itself that is the Licensed Product of this Agreement, and not to technology developed by Licensee that is not incorporated into the fingerprint card itself.

         7.2.3 QUALITY OF LICENSED PRODUCTS. Licensee represents, warrants and covenants that it shall diligently inspect goods delivered by Authorized Sources to assure conformity with specifications, grade and quality satisfactory to Licensor, and shall not procure goods from any unauthorized source. Furthermore, Licensee shall not induce any Authorized Source to engage in adulteration, substitution or other practices that would constitute a variance from such specifications, grade and quality and shall not knowingly countenance any such practices.

         7.2.4 LICENSE NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED APPROVALS OBTAINED.

                  7.2.4.1 To the best of Licensee's knowledge, the execution, delivery, and performance of this License by Licensee will not (a) violate or require any registration, qualification. or filing under, (i) any law, statute, ordinance, rule or regulation ("Laws") of any federal, state or local government

                           ("Governments") or any agency, bureau, commission or instrumentality of any Governments, or (ii) any judgment, injunction, order, writ or decree or any court, arbitrator, or Government.

                  7.2.4.2 The execution, delivery and performance of this license by Licensee will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, license or any instrument or agreement to which the Licensee is a party or is bound, or (ii) any judgment, injunction, order, writ, or decree of any court, arbitrator, or government by which the Licensee or any of its assets or properties is bound.

         7.2.5 LEGAL PROCEEDINGS-LICENSEE. To the best of Licensee's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any other person (i) pending to which the Licensee is a party, (ii) threatened against or relating to the Licensee or any of the Licensee's assets or businesses, (iii) challenging the Licensee's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensee with respect to the System and there is no basis for any such action, suite, proceeding, claim, arbitration, or investigation.

         7.2.6 DUE ORGANIZATION, GOOD STANDING, AUTHORITY OF LICENSEE. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of Colorado Licensee has full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensee's knowledge, Licensee is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

             8.0 SUBLICENSING AND THE UNDERSERVED FIELD OF LICENSE

8.1 ASSIGNMENT. This Agreement may be assigned by either party without the consent of the non-assigning party, provided the assignee is an affiliate of the assigning party. Otherwise, neither this Agreement nor any rights conveyed to Licensee or Licensor hereunder shall be assigned by either party except with the prior written consent of the other party, such consent not to be unreasonably withheld. An "affiliate" for purposes of this Article 8.1, means any person or entity directly or indirectly controlled by, or under common control with the assigning party.

8.2 SUBLICENSING. Licensee may sub-license all or any portion of the System to any individual, corporation, or other entity for development, use, manufacture, sale, or further sub-license of the System solely in the Field of License. Licensee shall have the same responsibility for the activities of a sublicensee under any such arrangement as if the activities were directly those of the Licensee. For example, and not by way of limitation, royalties shall be paid to Licensor by Licensee with regard to the activities of such sublicenses as if those activities were the Licensee's, and each sublicensee shall be restricted to using, manufacturing, selling, and further sublicensing the System to the Field of License defined in
         Article 1.10 above.

8.3 SUBLICENSING CONDITIONS. In the event that Licensee desires to exercises its right to sublicense its rights as granted herein, Licensee shall, unless otherwise agreed by Licensor and Licensee, negotiate an agreement on terms, which insofar as practical are substantially consistent with the terms of this Agreement, and shall also

         a. Require royalty payment to Licensee of no less than the royalty required by Licensor to be negotiated on a case by case basis, which Licensor's agreed share shall be remitted to Licensor.

         b. Require the sublicensee to keep Licensor informed concerning infringement by outside parties of the properties transferred, any potential product fault, improper use and the like.

         c. Require the sublicensee to give both Licensee and Licensor the right to audit the sublicensee's books and records.

         d. Include a confidentiality provision in the sublicensee Agreement comparable to that contained in this Agreement.

         e. Require that sublicensee not reverse engineer or disassemble the Licensed Product.

8.4      UNSERVED AND/OR UNDERSERVED FIELD OF LICENSE.

         a. At any time after the first year during the term of this License (or any extensions thereof) following Licensor's delivery of the First Prototype to Licensee, should Licensor determine that some area or areas within the "'Field of License" are not being served or are being underserved by Licensee, Licensor may notify Licensee in writing of such determination. This notification shall clearly reference this
                  Article 8.4 of the Agreement as its basis and give reasonable evidence in support of Licensor's determination of such unserved and/or underserved areas.

         b.       Licensee shall acknowledge this notice in writing within ten
                  (10) business days and respond to this same notice in writing within ninety (90) days setting forth Licensee's plans to serve or better serve the subject area. Should Licensor and Licensee agree on plan(s) proposed by Licensee or Licensor, no further action under this provision of this Article 8.4 will be necessary. Should Licensor and Licensee fail to agree on such plan(s) within thirty (30) days of Licensor's receipt of such plan(s), and should Licensor believe the subject area to be materially unserved or underserved to the detriment of all parties, then the matter will be submitted to arbitration under Article 22 of this Agreement.

         c. Should such arbitration process result in the determination that Licensor's position is correct, Licensee shall 1) sublicense the unserved area(s) to parties reasonably capable of and willing to deliver such services and/or 2) allow the relicensing of these areas, splitting all revenues therefrom between Licensor and Licensee on a fifty/fifty (50/50) basis. Should such arbitration process result in the determination that Licensor's position is correct, then Licensee shall also pay Licensor's costs and expenses (including reasonable attorneys fees) incurred in such arbitration process. However, should such arbitration process result in the determination that Licensee's position is correct, then Licensor shall pay Licensee's costs and expenses (including reasonable attorneys fees) incurred in such arbitration process.

                    9.0 PAYMENTS, ROYALTIES AND COMPENSATION

9.1      INITIAL PAYMENT

         9.1.1 Licensee shall pay Licensor upon execution of this Agreement and as an Initial Payment and in order to make this Agreement effective, the non-refundable amount of Twenty-Two Thousand and Five Hundred Dollars ($22,500). Licensee shall pay a second payment of Twenty-Two Thousand and Five Hundred Dollars ($22,500) on or before October 30, 1998. The Parties acknowledge and agree that Licensee has already paid as part of the Initial Payment, the non-refundable amount of Five Thousand Dollars ($5,000), and that the total Initial Payment is Fifty Thousand Dollars ($50,000).

         9.1.2 It is understood and agreed that should licensee not pay the second payment of Twenty-Two Thousand and Five Hundred Dollars ($22,500) on or before October 30, 1998 pursuant to Article 9.1.1, then this License Agreement and all obligations hereunder shall automatically terminate.

         9.1.3 It is understood and agreed that the Initial Payment paid by Licensee pursuant to Article.9.1.1 extends the deadline to enter into the two Option Agreements for the fields of license previously identified as "identification and security systems for the traveling public" and "airline passenger ticketing systems" until the close of business (5:00 EST) on October
                  30, 1998. There will be no rights of either party to extend this deadline except with written consent of the other party.

         9.1.4 Upon delivery and acceptance by Licensee of the First Prototype in accordance with Article 3.0, Licensee shall pay Licensor the First Production Start-Up Payment of Two Hundred Twenty-Five Thousand Dollars ($225,000) for Licensee to have the right to start commercial production under the license granted by Article 2.0 and represents Licensee's payment for the worldwide exclusive license granted thereunder, which Production Start-Up Payment shall be made subject to the terms of Article 3.0. Within two hundred seventy (270) days from the date it receives the First Prototype meeting the specification set forth in Article 3.1, Licensee shall pay Licensor the Second Production Start-Up Payment of Two Hundred Twenty-Five Thousand Dollars ($225,000).

9.2      ROYALTY PAYMENTS.

         a. Licensee shall pay to Licensor royalties, after acceptance of the First Prototype at the Royalty Rate provided in Article
                  9.3 below for the term of this Agreement according to Article 12 below.

         b. Licensee shall determine and pay actual royalties, computed pursuant to the Royalty Rates set forth below, to Licensor on a quarterly basis within sixty (60) days after the end of each quarter ("Actual Royalties"). In addition, within sixty days after the day or each calendar year, beginning after the year 2000, Licensee shall pay to Licensor the difference, if any, between the total Actual Royalties to be paid by Licensee to Licensor during the course of the most-recently concluded calendar year for that quarter and Sixty Thousand Dollars ($60,000), which the Parties hereby agree shall be the minimum royalty amount payable by Licensee during each calendar year of the term hereof. Minimum royalties shall begin to accrue on April 1, 2000, and Minimum Royalties for the calendar year 2000 shall be pro-rated accordingly. Notwithstanding the foregoing, if Licensor has separately agreed to supply Licensee with Licensed Products, Licensee shall not be responsible for paying Minimum Royalties for any period during a calendar year in which Licensed Products reasonably necessary to fill orders to Licensee's customers are not available from Licensor for use by Licensee when such period extends for a period of at least one hundred and twenty (120) days after placing such orders. The Minimum Royalties amount due for any calendar year shall be prorated to exclude said time period in which Licensed Products were unavailable to Licensee.

9.3 ROYALTY RATE. Actual Royalties shall be computed at the rate of six (6%) of Licensee's Net Sales during the applicable quarterly period (the "Royalty Rate").

9.4      REPORTS AND AUDITS OF LICENSEE'S NET SALES.

         a. Licensee agrees that, within sixty (60) days after the end of each quarter, in each and every calendar year, commencing with the first quarter following acceptance of the First Prototype and continuing for the duration of Licensee's obligation to make Royalty payments, Licensee will furnish to Licensor written reports specifying the Licensee's Net Sales during the preceding quarter (the "Quarterly Reports"). Such reports shall provide adequate details to allow Licensor to reasonably determine that its business with Licensee has been accurately reported by Licensee's financial system.

         b. Licensee, agrees to have its auditors verify in writing the accuracy of the Quarterly Reports for each calendar year, which written verification is to be submitted to Licensor no later than ninety (90) days after the end of each calendar year (the "Licensee's Auditor's Verification").

         c. Licensee agrees to allow an independent certified public accountant or other audit professional selected by Licensor to audit and analyze Licensee's accounting records during regular business hours to determine the accuracy of Licensee's Quarterly Reports (an "Independent Audit"). Such audits shall not be requested by Licensor more than twice per calendar year, may be conducted only upon ten
                  (10) business days written notice to Licensee, and must be conducted so as not to interfere unreasonably with Licensee's business activities.

         d. The Independent Audit shall be at the expense of Licensor, unless a variation or error exceeds five percent (5%) of the Net Sales for the Quarter in which the error occurs, whereupon all costs of the Independent Audit shall be paid by Licensee.

         e. If Licensor fails to request an Independent Audit within two years after receipt of the Licensee's Auditor's Verification, then the Licensee's Auditor's Verification shall be conclusively determinative of the Net Sales for that calendar year for the purposes of calculating Actual Royalties, and Licensor may not thereafter dispute the accuracy of the Net Sales figure reported by Licensee and verified by Licensee's Auditor.

9.5 LATE PAYMENT INTEREST. Any payment not paid in full when due shall, as to that portion thereof not paid when due, bear interest for each day late at the rate of eighteen percent (18%) per annum, compounded monthly, or at the maximum rate allowed by law, if said maximum amount is less. The calculation of a daily rate shall be made based upon a year of three hundred and sixty (360) days and a month of thirty (30) days. Payments not made when due because of a dispute as to the correct amount thereof shall nonetheless be considered late if ultimately adjudged to be due, and interest shall be paid thereon as set out above.

                      10.0 INFRINGEMENT AND INDEMNIFICATION

10.1     INFRINGEMENT CLAIMED BY THIRD PARTIES.

         10.1.1 If the Licensee shall be sued for infringement by reason of the Licensee's activities under the license granted in this Agreement, the Licensee shall immediately notify the Licensor and the Licensor shall defend, indemnify, and hold the Licensee harmless against any such claims, which, if proven, would constitute a breach of any of the Licensor's representations or warranties of Article 7.1 above. Provided, however, that the Licensor shall not have a duty to defend if the claim of infringement is based upon acts of the Licensee which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional activity, which combined licensed and unlicensed activity shall be the subject matter of the infringement action. Without limiting the foregoing, the Licensor shall have the control of any such defense and the right to enter into any settlement and compromise of any such claim or action provided, however, that the Licensee shall assume no further royalty or other obligation, whether to the Licensor or to any third party, by reason of such settlement. The Licensee shall, if requested by Licensor, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

         10.1.2 If Licensor shall be sued for infringement by reason of the Licensor's activities under any cross-license anticipated by this Agreement, the Licensor shall immediately notify the Licensee and the Licensee shall defend, indemnify, and hold the Licensor harmless against any such claims, which, if proven, would constitute a breach of any of the Licensee's representations or warranties of Article 7.2 above. Provided, however, that the Licensee shall not have a duty to defend if the claim of infringement is based upon acts of the Licensor which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional activity, which combined licensed and unlicensed activity shall be the subject matter of the infringement action. Without limiting the foregoing, the Licensee shall have the control of any such defense and the right to enter into any settlement and compromise of any such claim or action provided, however, that the Licensor shall assume no further royalty or other obligation, whether to the Licensee or to any third-party, by reason of such settlement. The Licensor shall, if requested by Licensee, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

10.2     INFRINGEMENT BY THIRD PARTIES.

         10.2.1 Licensee shall have the right, but not the obligation, to institute and prosecute any and all suits to enjoin any and all infringers of the licensed patents, where such infringements affects the Licensee's use of the Technology in the Field of License; and from time to time during the continuance of this Agreement, and at its own expense, may institute any suit or suits which it may deem necessary. The Licensee shall have the right to institute and prosecute such suits and to employ its own counsel for such suits; and Licensee shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses. Licensee agrees that Licensor may join as a party plaintiff in any suit initiated by Licensee regarding the System, at Licensor's sole expense, where Licensor deems that joining as a party plaintiff is necessary and in Licensor's best interests.

         10.2.2 Except to the extent that Licensee has instituted or plans to institute a suit under Article 10.2.1, Licensor shall have the right, but not the obligation, to institute and prosecute any and all suits to enjoin any and all infringers of the '552 Patent where such infringement affects Licensor's use, sale, or rights to the System, and from time to time during the continuance of this Agreement, and at its own expense, may institute any suit or suits it may deem necessary. The Licensor shall have the right to institute and prosecute such suits, and to employ its own counsel for such suits; and Licensor shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses. Licensor agrees that Licensee may join as a party plaintiff in any suit initiated by Licensor pertaining to infringement in the Field of License regarding the System, at Licensee's sole expense, where Licensee deems that joining as a party plaintiff is necessary and in Licensee's best interests.

            11.0 LIMITATIONS OF LIABILITY AND CONSEQUENTIAL DAMAGES.

         In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall Licensor or Licensee or their subcontractors or suppliers, or any of their respective directors, officers, employees or agents, be liable for (i) special, exemplary, or punitive damages; or (ii) any losses or damages arising out of, connected with, or resulting from (A) the performance of any third party not hired by Licensor or Licensee, (B) any software, hardware or other product or component provided by any third party, or (C) the reliance by Licensor or Licensee on any statement or representation made by Licensee or Licensor regarding a third party vendor.

                       12.0 TERM OF AGREEMENT AND RENEWAL

         The term of this Agreement shall be twenty (20) years from the Effective Date, with the right of Licensee to renew for subsequent periods of five (5) years thereafter, provided that for each renewal:

         a. the Field of License is not then unserved or underserved and such unserved or underserved Field of License has not been cured or is not being cured in accordance with Article 8.4;

         b.       there is no uncured Licensee breach of this Agreement; and

         c. Licensee shall pay Licensor One Hundred Twenty-Five Thousand Dollars ($125,000).

                                13.0 TERMINATION

13.1     This Agreement may be terminated as follows:

         a.       By mutual Agreement of the Parties.

         b. By Licensee if Licensor fails to deliver the First Prototype within one (1) year following the effective date of this Agreement or if the First Prototype delivered by Licensor to Licensee is not satisfactory to Licensee.

         c. By Licensor upon Licensee failing to pay Licensor the Minimum Royalty pursuant to Article 9.2, whereupon Licensee's failure to make such payment, Licensor shall give notice to Licensee of such failure. This License Agreement shall terminate 10 days from Licensee's receipt of such notice unless Licensee, within said 10-day period, remedies such default.

         d. If the Licensee shall (i) commence a voluntary case under the federal or state bankruptcy laws, (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, (vii) take any corporate action authorizing any of the foregoing, (viii) become the subject of a case or other proceeding in any court of competent jurisdiction seeking relief under the federal bankruptcy laws or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, which proceeding shall continue undismissed or unstayed for a period of sixty consecutive calendar days, or an order granting the relief requested shall be entered, or (ix) become the subject of the appointment of a trustee, receiver, custodian, liquidator or the like, which appointment shall continue undismissed or unstayed for a period of sixty consecutive calendar days.

         e. If Licensee, without having first terminated this Agreement and ceased obtaining any of the benefits of this Agreement challenges the validity of any patent purported to be licensed by the Licensee under this Agreement.

         f. By either party due to the other party's material breach of its obligations under this Agreement, upon giving written notice, except as limited below:

                  (i) Where the breach relates solely to Licensee's non-payment of Royalties, the Licensor's right to terminate this Agreement is limited as follows:

                           (aa) Before the Licensor may terminate this Agreement
                  solely for Licensee's non-payment of Royalties, except for the automatic termination rights provided by Article 13.1c. above, Licensor must give Licensee written notice of default and make a demand for immediate payment, describing the time period at issue, the amount due, and how the Licensor determined that the amount demanded is due (the "Licensor's Demand"). To avoid termination of this Agreement for non-payment of the Royalties demanded, Licensee must within ten days either: 1) pay to Licensor the full amount demanded as due; or 2) respond to Licensor's Demand with an explanation of why no additional amount is due (the "Licensee's Response").

                           (bb) If, within thirty (30) days of Licensor's
                  receipt of the Licensee's Response, the Parties cannot resolve their dispute, then the Licensor shall submit to Licensee a list of five (5) independent certified public accountants acceptable to the Licensor and, within five (5) days thereafter, Licensee shall select one independent certified public accountant from said list, and upon agreement of said accountant to serve, that accountant shall serve as the Royalties Arbitrator.

                           (cc) Within five (5) days of selection of the
                  Royalties Arbitrator, each party shall forward to the Royalties Arbitrator copies of this Agreement, the Licensor's Demand, the Licensee's Response, and any other supporting documentation and shall jointly request that the Royalties Arbitrator conduct an expedited review of the documents submitted to resolve the dispute and to provide a written determination as to Royalties due, if any.

                           (dd) The Parties hereby agree to abide by the
                  Royalties Arbitrator's written decision as to the amount of Royalties due, if any. Upon a written determination by the Royalties Arbitrator that some amount of Royalties is due, Licensee shall pay that amount to Licensor within three (3) days of receipt of the Royalties Arbitrator's written decision and shall be responsible for any fees charged or costs incurred by the Royalties Arbitrator in resolving the dispute. Upon a written determination by the Royalties Arbitrator that no Royalties are due, Licensor shall be responsible for any fees charged or costs incurred by the Royalties Arbitrator in resolving the dispute. Each party shall otherwise bear its own fees and costs.

                           (ee) The Licensor shall be released from its
                  obligation to follow the foregoing procedure upon a) after a single determination by the Royalties Arbitrator that the Licensee's Response was groundless and wholly without justification or b) upon receipt from the Royalties Arbitrator its written decisions in two Royalties disputes that the amount demanded in the Licensor's Demand was in fact the amount of Royalties due.

                  ii. Where the breach relates, in whole or in part, to obligations other than Licensee's nonpayment of Royalties, then prior to terminating this agreement, the. non-breaching party must provide written notice of the breach and must permit the other party thirty days from the date of the written notice to cure such breach. Each party shall be released from this obligation of notice and cure after that party has complied with this provision with respect to the first two breaches within any successive five year period by the other party.

         g. By the Licensee upon giving Licensor thirty (30) days written notice of Licensee's intent to terminate and paying all Actual Royalties owed to the date of termination or the Minimum Royalties, whichever is greater.

13.2 Upon termination of this Agreement, any and all rights which the Licensee shall have or possess under this Agreement, including sublicenses thereunder, shall permanently cease and be by it relinquished and surrendered to the Licensor. If such termination is not due to a Licensee breach of this Agreement, Licensee shall have the right to sell all Licensed Products already manufactured and in its possession for a period of three (3) months following the termination date, upon which royalties will be paid as provided above. Should termination of this Agreement be due to a Licensee breach, then Licensee shall, upon termination, transfer all Licensed Products to Licensor, and pay all royalties it owes Licensor.

                                  14.0 MARKING

         The Licensee shall use such certification mark(s), trademark(s) and/or other marking(s) as may from time to time be adopted by the Licensor to indicate to the public that the Licensed Products are genuine licensed products, and/or to indicate the patent protection applicable thereto. The Licensee shall in any event when requested by Licensor mark the patent number of each patent covering the Licensed Products, on each licensed product manufactured, sold or otherwise distributed by the Licensee in a manner satisfactory to Licensor; and shall use the trademark registration symbol adjacent any registered trademark to the extent permitted by law.

                   15.0 NO BUSINESS OPPORTUNITY OR FRANCHISE

         This Agreement is not intended to be, and shall not be construed to be, the granting of a business opportunity or of a franchise under the laws of the United States or any state or territory thereof. The Licensee warrants to the Licensor that the Licensee possesses business expertise relevant to the field in which it will engage pursuant to the license granted herein. The Licensee acknowledges that the Licensor is not obligated by this Agreement to provide any business advice or business assistance of any kind or nature whatsoever, including not limited to the provision of a prescribed marketing plan or system, and warrants that the Licensee has not received, and does not expect to receive, any business advice or assistance from Licensor on which it has relied or intends to rely in any manner whatsoever. The Licensee further acknowledges that the Licensee, in evaluating the propriety of entering into this Agreement, has relied exclusively on its own advisors and not on any representations made by the Licensor except such representations as are expressly stated in the words of this Agreement.

                   16.0 NO INVESTMENT OR SECURITIES OFFERING

         The Licensee represents and warrants that the Licensor shall not, by reason of entering into this license with the Licensee, be or become obligated to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under the blue sky laws of any state. Furthermore, notwithstanding any other provision of this Agreement, the Licensee shall not enter into any transaction regarding the License that would require the Licensor to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under the blue sky laws of any state. Any violation of this Article 16.0 is a material default that shall entitle the Licensor to terminate this Agreement.

                   17.0 CONSENT TO ADVERTISING AND PUBLICITY

         The Licensor may issue and disseminate to the public information describing the license entered into with the Licensee, including the name and address of the Licensee, the general terms of the agreement, and a general description of the Licensee's business.

                               18.0 GOVERNING LAW

         This Agreement shall be interpreted and construed in accordance with the laws of the United States and the laws of the State of North Carolina.

                          19.0 INDEPENDENT CONTRACTORS

         The Parties to this Agreement are independent contractors. Nothing in this Agreement is to be construed as making either party an agent of or joint venturer with the other.

                    20.0 COMPLETE AGREEMENT AND MODIFICATION

         This Agreement represents the entire agreement, both written and oral of the Parties, and supersedes and replaces any prior written or oral agreements between Licensee and Licensor. This Agreement may be amended only in a writing stating that it is an amendment or modification of this Agreement, and signed by an authorized representative of each of the Parties hereto.

                                  21.0 NOTICES

         Any notice required to be given under this Agreement shall be properly given if delivered by first-class mail as follows:

ID Technologies Corporation                        Revolution Labs, Inc.
2506 West Nash Street, Suite C                     131 West 10th Avenue
Wilson, North Carolina 27896                       Denver, Colorado 80204
Attention: President                               Attention: President


                              22.0 CONFIDENTIALITY

         The Parties acknowledge that in order to carry out the License granted hereunder, it may be necessary for either Parties to transfer or disclose certain trade secrets that have been developed by Licensor and/or a TDP at great expense and that have required considerable effort of skilled professionals. The Parties acknowledge and agree that in no event shall either Party disclose any such trade secrets to any third party. In the event that it is necessary to transfer or otherwise disclose such trade secret and confidential information to either Party, an Authorized Source or sublicensee of Licensee then the party disclosing such trade secrets or confidential information shall require the party to which the information is being disclosed to sign a confidentiality agreement requiring that in no event shall the receiving party disclose any such trade secrets and confidential information to a third party. Confidential information shall be that information disclosed or transferred to either Party that is marked "Confidential," or information disclosed or transferred to either party that at the time of such disclosure or transfer the party receiving such disclosure was informed that the information must be treated by the receiving Party as confidential.

                                23.0 ARBITRATION

         Any dispute under this Agreement not resolved within thirty (30) days of notice to the other party shall be submitted to binding arbitration under the rules of the American Arbitration Associated then in effect. There shall be no appeal from the decision other than for gross violation of due process or fraud in the conduct of the arbitration. Judgment upon the decision may be entered in a state or federal court, as may be appropriate, selected by the party of whom arbitration was requested or, if that party declines to promptly select such a court, in a court selected by the party who had requested arbitration. The parties irrevocably agree, for this purpose only, to submit to the jurisdiction of such a court, or application may be made to such court for confirmation of the decision, for judicial acceptance thereof, for an order of enforcement, or for any other legal remedies that may be necessary to effectuate the decision. Except as otherwise specified in Article 8.4.c., the expense of the arbitration and/or arbitrators shall be shared equally by the Parties. Except as otherwise specified. in Article 8.4.c., each of the Parties shall bear its own arbitration costs, including without limitation its own costs of preparation, attorneys' fees, and witness fees and expenses. In the event of litigation between the Parties, arbitration may be so requested at any time prior to the beginning of a trial. Any required arbitration shall be held in Research Triangle Park, North Carolina.

                               24.0 SEVERABILITY

         If any provisions of this Agreement shall be construed to be illegal or invalid, the legality of the validity of any other provisions hereof shall not be affected hereby. Any illegal or invalid provision of this Agreement shall be severable, and all provisions shall remain in full force and effect.

                25.0 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All of the, representations and warranties of the parties contained in this Agreement, the indemnification provisions of Article 10.0, and the Limitations of Liability and Consequential Damages provisions of Article 11 shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have through a duly authorized officer thereof duly executed this Agreement on the dates indicated below to be effective as of the day first indicated above:

ID Technologies Corporation (Licensor)      Revolution Labs Inc. (Licensee)



By:      /s/  William F. Lane               By:      /s/  Patrick S. Hamblin
    -------------------------------              -----------------------------
          William F. Lane                             Patrick S. Hamblin

Title:  President                           Title:  President

Date:      October 29, 1998                 Date:      October 31, 1998
     ------------------------------               ----------------------------

PROTECTIVE TECHNOLOGIES INC.,
100 SOUTH ASHLEY DRIVE SUITE 870
TAMPA, FLORIDA 33602
AGREEMENT TO PURCHASE

Revolution Labs, Inc.
33500 W.C.R. # 16
Keenesburg, Colorado 80643
Attn. Woody Eppelsheimer

This Agreement is intended to set forth an understanding between Protective Technologies, Inc. ("PROTEK"), a Delaware corporation, Revolution Labs, Inc. ("RLI") a Colorado corporation, and ID Technologies, ("IDTEK") a North Carolina corporation.

1. Overall Structure. PROTEK's goal is to purchase the Exclusive Airport Field of License for IDTEK's Fingerprint Smart Card Technology from RLI as set forth in the attached Term Sheet. PROTEK is in the process of securing capital for certain ongoing operations and wishes to purchase the Exclusive Field of License at a total cost of $75,000.00. Payable to RLI, Less 50% of the IDTEK transfer Fee of $17,500 or $8,750 paid directly to IDTEK as set forth in the attached Term Sheet. The balance remaining of $450,000 will be paid to IDTEK from PROTEK as provided for in the Airport Field of License Agreement with PROTEK License credits.

2. IDTEK will extend the termination date of Oct 31, 1999 for RLI's Exclusive license for a period of 120 Days from the date of this Agreement until February 28, 2000. This extension is for the sole purpose of PROTEK's completion of the terms and conditions as set forth in the attached Term Sheet for the license purchase. PROTEK anticipates that a firm commitment on the bridge funding will be consummated by October 31, 1999 and complete funding will be consummated by February 28, 2000. The Parties will use their best efforts to consummate this transaction with an anticipated closing of February 28, 2000. RLI agrees not to negotiate with any other party during the term of this Agreement. Should no transfer or conversion of the present license be consummated by May 31, 2000 the license will revert back to IDTEK.

3. Should PROTEK not consummate its anticipated funding and notifies IDTEK and RLI of it's decision not to complete the purchase of the Airport Field of License, IDTEK will extend the extended termination date by an additional 90 days from the end of first 120 days to allow RLI time to resell the Airport license. All monies and credits paid to IDTEK and RLI by PROTEK will be returned to PROTEK upon the successful conversion or resale of the Airport license.

4. If PROTEK defaults for any unforeseen reasons after the initial deposit to RLI and before the deposit to IDTEK, the deposit will be refunded to PROTEK if RLI is able to market the license in the next 90 days. If this market attempt is unsuccessful, RLI will retain the deposit. If Protek defaults for any unforeseen reason after they have achieved partial scheduled percentages by installment, RLI will refund the deposit and installments if successful in marketing the license. If the sale is less than the purchase cost to PROTEK,

         PROTEK will share in the sale of the license in schedule percentages of license ownership. RLI and PROTEK will negotiate in good faith any alternative solutions that may benefit both parties in case of an interim default by PROTEK for the total purchase of the license. If there is an unforeseen default mid payments by PROTEK and the good faith joint efforts of RLI and PROTEK to sell the license or maintain the license with IDTEK, RLI will not refund payments to that date. In case of a mid term default and no sale of the license is possible or not desirable, PROTEK and RLI will negotiate in good faith to find a way to retain the license in a joint ownership that is positive to both parties.

5. Confidentiality of Negotiations. The Parties shall use best efforts to maintain at all times as confidential information the fact that you or we have executed this Agreement, the terms of this Agreement and the existence and content of any negotiations between us except that both Parties may (i) inform advisors, counsel, and employees with a need to know as each Parry deems necessary, and (ii) make appropriate disclosures if required by applicable securities laws. RLI agrees not to negotiate with other parties during the first 120 day period but reserves the right to solicit interest in the license.

6. Governing Law. The substantive laws of the State of Florida shall govern this letter.

7. This Agreement. Here to and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such Parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the Parties hereto. This letter and its exhibit hereto may be amended only by written agreement, signed by the Parties to be bound by the amendment. Parol evidence and extrinsic evidence shall be inadmissible to show agreement by and between such Parties to any term or condition contrary to, or in addition to, the terms and conditions contained in this Agreement and its exhibit.

8. Construction. This letter shall be construed according to its fair meaning and not strictly for or against either Party. This letter does, and is intended to, impose binding obligations on the Parties. The Parties shall be bound by the terms of this letter.

9. If the terms and conditions of this letter are acceptable, please sign and return to us a copy of this letter so that we can move forward with our discussions.

/s/  Daniel Bradley
--------------------------------
By: Daniel Bradley
Title: CEO


Accepted and Agreed:
Revolution Labs, Inc.


--------------------------------
By:
Title: CEO

Accepted and Agreed:


ID Technologies, Inc.


/s/ J. Phillips L. Johnston
--------------------------------
By:  J. Phillips L. Johnston
Title:   President

Protective Technologies Inc.
100 South Ashley Drive Suite 870
Tampa, Florida 33602

Agreement to Purchase

Revolution Labs, Inc.
33500 W.C.R. # 16
Keenesburg, Colorado 80643                                              10-26-99

                                   TERM SHEET

This term sheet summarizes the principal terms with respect to the agreed purchase from Revolution Labs, Inc. ("RLI") of an Exclusive Airport Field of License of the technology under patents of ID Technologies, Inc. ("IDTEK") ("Exclusive License") by Protective Technologies, Inc. ("PROTEK"), PROTEK and RLI are referred to collectively herein as the "Parties." The Parties have negotiated a mutually acceptable license purchase and sale agreement as is set forth herein (the "Agreement").

The Parties are in agreement to a transaction on the following terms:

General: RLI is currently seeking qualified purchasers for its Exclusive License. PROTEK is interested and intends to acquire the Exclusive License for $75,000.00. less $8,750.00 to IDTEK for RLI's portion of the transfer fee. Each Party agrees that it is in their mutual best interest to consummate the Agreement, as promptly as possible.

Financing Structure, Use of Funds: RLI requires $75,000.00, as funds expended to date, for the purchase of the fully transferable Exclusive License. ID Technologies, Inc., the patent and Master Licensor company, has expressed their desire for the transfer of Exclusive License and has assessed a transfer fee of $17,500.00 and shall not attempt to void any terms thereto. Payment of the Exclusive License is proposed as follows: (i) $8,750.00 upon bridge financing (expected no later than November 15, 1999) paid to RLI and $8,750 paid to IDTEK (paid no later than November 15, 1999).

(ii) the balance payable upon complete funding as set forth in the PROTEK Letter of Intent with Square Moon, Inc. PROTEK shall have the sole and exclusive option, upon the payments of $17,500 or as per the payment schedule to below to elect to maintain its pro rata ownership of the Exclusive License subject to the terms and condition therein, and shall be obligated to perform in accordance with such Exclusive License including its obligation for PROTEK's share of pro rata payments to ID Technologies, Inc. to maintain the Exclusive License in good standing. PROTEK, subject to the Conditions of Closing below, intends to purchase the Exclusive License based on the general parameters as set forth herein.

Confidentiality: Each Party shall, at all times use its best efforts to safeguard the secrecy of any of any confidential information, including marketing plans, customer information, specialized information, or financial information.

Representations and Warranties: The Parties will make a number of representations and warranties, including (a) qualification and authorization to enter into the Agreement, (b) accuracy and adequacy of the statements made in the ID Technology patent and the Exclusive License ownership, (c) other representations and warranties concerning the business, liabilities, and good standing of the Parties, and (d) other representations and warranties typically obtained in transactions of this type. The Parties will agree to indemnify and hold harmless the other Party for any losses or liabilities arising from any breach of a representation or warranty.

Conditions to Closing:

25.1 Truth and accuracy of representations and warranties and performance of all obligations by the Parties.

25.2     Exclusive Field of License in good standing.

25.3     Satisfactory conclusion of due diligence investigation.

25.4     Agreement on PROTEK financing and the ancillary agreements.

25.5     No litigation or governmental proceeding pending or threatened.

25.6     Receipt of any needed regulatory approval.

25.7     Other customary conditions.

Expenses: Each Party will bear its own legal fees and expenses in connection with this transaction.

Schedule: The expected time schedule is as follows:

Event                                             Amount       Date     Retained %

Letter of Agreement and first payment to RLI     $ 8,750.00   11-15-99     10%

Letter of Agreement and first payment to IDTEK   $ 8,750.00   11-15-99

Second payment to IDTEK for RLI                  $ 8,750.00   12-15-99     20%
-------------------------------

Second payment to RLI                            $13,333.00   12-15-99     30%
---------------------                            ---------------------------------

Third payment to RLI                             $22,083.00   01-30-00     60%
--------------------                             ---------------------------------
Final payment to RLI                             $22,083.00   02-28-00    100%
--------------------                             ---------------------------------

Total to RLI in cash and credits                 $75,000.00
                                                 ---------------------------------